Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK 2037 MUNICIPAL TARGET TERM TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated July 2, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated June 25, 2026 (together with the Prospectus Supplement, the “Prospectus”) is 2,000,000 common shares of beneficial interest (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on July 2, 2026, is the final prospectus relating to the Offering.